Exhibit 4.3

UNDERWRITER WARRANT TO PURCHASE AMERICAN DEPOSITARY SHARES

For the Purchase of up to

[    ] American Depositary Shares
Representing [    ]Ordinary Shares
of

Genenta Science S.p.A.
(A Republic of Italy Corporation)

Section 1. Underwriter Warrant.

THIS CERTIFIES THAT, in consideration of duly paid consideration by or on behalf of [    ] (“Holder”), as registered owner of this Underwriter Warrant, to Genenta Science S.p.A. (“Company”), Holder is entitled to subscribe for, purchase and receive, in whole or in part, up to [    ] ([    ]) American Depositary Shares (“Shares”), each Share representing one ordinary share of the Company at any time on or after [    ], 2022 (the “Commencement Date”) and on or prior to 5:00 p.m. (New York City time) on [    ], 2026 (the “Expiration Date”) but not thereafter. If the Expiration Date is a day on which banking institutions are authorized by law to close, then this Underwriter Warrant may be exercised on the next succeeding day which is not such a day in accordance with the terms herein. During the period ending on the Expiration Date, the Company agrees not to take any action that would terminate the Underwriter Warrant. This Underwriter Warrant is initially exercisable at $[         ] per share purchased (125% of the initial public offering price per share); provided, however, that upon the occurrence of any of the events specified in Section 5 hereof, the rights granted by this Underwriter Warrant, including the Exercise Price and the number of Shares to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the initial exercise price or the adjusted exercise price, depending on the context.

Section 2. Exercise.

Section 2.1 Exercise Form. In order to exercise this Underwriter Warrant, the exercise form attached hereto must be duly executed and completed and delivered to the Company, together with the Exercise Price in cash or by certified check or official bank check for the Shares being purchased. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., Eastern time, on the Expiration Date, this Underwriter Warrant shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

Section 2.2 Conversion Right.

Section 2.2.1 Determination of Amount. In lieu of the payment of the Exercise Price in the manner required by Section 2.1, the Holder shall have the right (but not the obligation) to convert any exercisable but unexercised portion of this Underwriter Warrant into Shares (“Conversion Right”) as follows. Upon exercise of the Conversion Right, the Company shall deliver to the Holder (without payment by the Holder of any of the Exercise Price in cash other than for any amount required by Italian law with respect to the nominal equity capital contribution (imputazione a capitale sociale) of the Shares to be issued upon exercise of the Conversion Right)) that number of Shares equal to the quotient obtained by dividing (x) the “Value” (as defined below), at the close of trading on the next to last trading day immediately preceding the exercise of the Conversion Right, of the portion of the Underwriter Warrant being converted by (y) the “Market Price” (as defined below). The “Value” of the portion of the Underwriter Warrant being converted shall equal the remainder derived from subtracting (a) the Exercise Price multiplied by the number of Shares underlying that portion of this Underwriter Warrant being converted from (b) the Market Price of the Shares multiplied by the number of Shares underlying that portion of the Underwriter Warrant being converted. As used in this herein, the term “Market Price” at any date shall be deemed to be the average last reported sale price of the Shares for the five trading days ending on the next to last trading day immediately preceding the exercise of the Conversion Right as officially reported by the principal securities exchange on which the Shares are listed or admitted to trading, or, if the Shares are not listed or admitted to trading on any national securities exchange or if any such exchange on which the Shares are listed is not its principal trading market, the average last reported sale price for such five trading days as furnished by Nasdaq or, if applicable, the OTC Bulletin Board, or if the Shares are not listed or admitted to trading on any of the foregoing markets, or similar organization, as determined in good faith by resolution of the Board of Directors of the Company, based on the best information available to it. If the Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Shares shall take on the characteristics of the Underwriter Warrants being exercised, and the holding period of the Shares being issued may be tacked on to the holding period of this Underwriter Warrant. In no event will the Company be required to pay cash to the Holder to settle this Underwriter Warrant in the event of exercise by the Holder of the Conversion Right.

Section 2.2.2 Mechanics of Conversion. The Conversion Right may be exercised by the Holder on any business day on or after the Commencement Date and not later than the Expiration Date by delivering the Underwriter Warrant with a duly executed exercise form attached hereto with the Conversion Right section completed to the Company, exercising the Conversion Right and specifying the total number of Shares that the Holder will purchase pursuant to such Conversion Right.

Section 3. Transfer.

Section 3.1 General Restrictions. On and after the Commencement Date, transfers by the registered Holder to others may be made subject to compliance with or exemptions from applicable securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto duly executed and completed, together with the Underwriter Warrant and payment of all transfer taxes, if any, payable in connection therewith. The Company shall immediately transfer this Underwriter Warrant on the books of the Company and shall execute and deliver a new Underwriter Warrant or Underwriter Warrants of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Shares purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

Section 4. New Underwriter Warrants to be Issued.

Section 4.1 Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Underwriter Warrant may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Underwriter Warrant for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price and/or transfer tax, the Company shall cause to be delivered to the Holder without charge a new Underwriter Warrant of like tenor to this Underwriter Warrant in the name of the Holder evidencing the right of the Holder to purchase the aggregate number of Shares purchasable hereunder as to which this Underwriter Warrant has not been exercised or assigned.

Section 4.2 Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Underwriter Warrant and of reasonably satisfactory indemnification, and upon surrender and cancellation of the Underwriter Warrants, if mutilated, the Company shall execute and deliver a new Underwriter Warrant of like tenor and date. Any such new Underwriter Warrant executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

Section 5. Adjustments.

Section 5.1 Adjustments to Exercise Price and Number of Securities. The Exercise Price and the number of Shares underlying the Underwriter Warrant shall be subject to adjustment from time to time as hereinafter set forth:

Section 5.1.1 Stock Dividends Recapitalization, Reclassification, Split-Ups. If after the date hereof, and subject to the provisions of Section 5.2 below, the number of outstanding Shares is increased by a stock dividend payable in Shares or by a split-up, recapitalization or reclassification of Shares or other similar event, then, on the Commencement Date thereof, the number of Shares issuable on exercise of the Underwriter Warrant shall be increased in proportion to such increase in outstanding Shares.

 Section 5.1.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 5.2, the number of outstanding Shares is decreased by a consolidation, combination or reclassification of Shares or other similar event, then, upon the Commencement Date thereof, the number of Shares issuable on exercise of the Underwriter Warrant shall be decreased in proportion to such decrease in outstanding Shares.

Section 5.1.3 Adjustments in Exercise Price. Whenever the number of Shares purchasable upon the exercise of this Underwriter Warrant is adjusted, as provided in this Section 5.1, the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Shares purchasable upon the exercise of this Underwriter Warrant immediately prior to such adjustment, and (y) the denominator of which shall be the number of Shares so purchasable immediately thereafter.

Section 5.1.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Shares other than a change covered by Section 5.1.1 hereof or which solely affects the par value of such Shares, or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification or reorganization of the outstanding Shares), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Underwriter Warrant shall have the right thereafter (until the expiration of the right of exercise of this Underwriter Warrant) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or other transfer, by a Holder of the number of Shares obtainable upon exercise of this Underwriter Warrant immediately prior to such event; and if any reclassification also results in a change in Shares covered by Section 5.1.1, then such adjustment shall be made pursuant to Sections 5.1.1, 5.1.3 and this Section 5.1.4. The provisions of this Section 5.1.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

Section 5.1.5 Changes in Form of Underwriter Warrant. This form of Underwriter Warrant need not be changed because of any change pursuant to this Section, and Underwriter Warrants issued after such change may state the same Exercise Price and the same number of Shares as are stated in the Underwriter Warrants initially issued pursuant to this Agreement. The acceptance by any Holder of the issuance of new Underwriter Warrants reflecting a required or permissive change shall not be deemed to waive any rights to a prior adjustment or the computation thereof.

Section 5.2 Elimination of Fractional Interests. The Company shall not be required to issue fractions of Shares upon the exercise or transfer of the Underwriter Warrant, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up or down to the nearest whole number of Shares.

Section 6. Reservation and Listing. The Company shall at all times reserve and keep available out of its authorized Shares, solely for the purpose of issuance upon exercise of the Underwriter Warrants, such number of Shares or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Underwriter Warrants and payment of the Exercise Price therefor, all Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any stockholder. As long as the Underwriter Warrants shall be outstanding, the Company shall use its best efforts to cause all Shares issuable upon exercise of the Underwriter Warrants to be listed (subject to official notice of issuance) on all securities exchanges (or, if applicable on Nasdaq) on which the Shares issued to the public in connection herewith are then listed and/or quoted.

Section 7. Certain Notice Requirements.

Section 7.1 Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holders the right to vote or consent or to receive notice as a stockholder for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the expiration of the Underwriter Warrants and their exercise, any of the events described in Section 7.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least fifteen (15) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be.

Section 7.2 Events Requiring Notice. The Company shall be required to give the notice described in this Section 7 upon one or more of the following events: (i) if the Company shall take a record of the holders of its Shares for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, or (ii) the Company shall offer to all the holders of its Shares any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor, or (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business shall be proposed.

Section 7.3 Notice of Change in Exercise Price. The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 7 hereof, send notice to the Holders of such event and change (“Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company’s President and Chief Financial Officer.

Section 7.4 Transmittal of Notices. All notices, requests, consents and other communications under this Underwriter Warrant shall be in writing and shall be deemed to have been duly made on the date of delivery if delivered personally or sent by overnight courier, with acknowledgement of receipt to the party to which notice is given, or on the fifth day after mailing if mailed to the party to whom notice is to be given, by registered or certified mail, return receipt requested, postage prepaid and properly addressed as follows: (i) if to the registered Holder of the Underwriter Warrant, to the address of such Holder as shown on the books of the Company, or (ii) if to the Company, to its principal executive office.

Section 8. Miscellaneous.

Section 8.1 Amendments. The Company and the underwriters may from time to time supplement or amend this Underwriter Warrant without the approval of any of the Holders in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the underwriters may deem necessary or desirable and which the Company and the underwriters deem shall not adversely affect the interest of the Holders. All other modifications or amendments shall require the written consent of the party against whom enforcement of the modification or amendment is sought.

Section 8.2 Headings. The headings contained herein are for the sole purpose of convenience of reference and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Underwriter Warrant.

Section 8.3 Entire Agreement. This Underwriter Warrant (together with the other agreements and documents being delivered pursuant to or in connection with this Underwriter Warrant) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

Section 8.4 Binding Effect. This Underwriter Warrant shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their respective successors, legal representatives and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Underwriter Warrant or any provisions herein contained.

Section 8.5 Governing Law; Submission to Jurisdiction. This Underwriter Warrant shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws. The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Underwriter Warrant shall be brought and enforced in the courts of the State of New York or of the United States of America for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, New York 10168. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company and the Holder, by acceptance hereof, agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

Section 8.6 Waiver, Etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Underwriter Warrant shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Underwriter Warrant or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Underwriter Warrant. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Underwriter Warrant shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

IN WITNESS WHEREOF, the Company has caused this Underwriter Warrant to be signed by its duly authorized officer as of the day of [    ].

GENENTA SCIENCE S.P.A.

By:

Pierluigi Paracchi

Chief Executive Officer

Form to be used to exercise Underwriter Warrant:

Genenta Science S.p.A.

Date:

The undersigned hereby elects irrevocably to exercise the within Underwriter Warrant and to purchase Shares of Genenta Science S.p.A. and hereby makes payment of $ (at the rate of $ per share) in payment of the Exercise Price pursuant thereto. Please issue the Share as to which this Underwriter Warrant is exercised in accordance with the instructions given below.

or

The undersigned hereby elects irrevocably to exercise the within Underwriter Warrant and to purchase Shares of Genenta Science S.p.A. by surrender of the unexercised portion of the within Underwriter Warrant (with a “Value” of $ based on a “Market Price” of $). Please issue the Shares as to which this Underwriter Warrant is exercised in accordance with the instructions given below.

Signature

NOTICE: The signature to this form must correspond with the name as written upon the face of the within Underwriter Warrant in every particular without alteration or enlargement or any change whatsoever.

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name

(Print in Block Letters)

Address

Form to be used to assign Underwriter Warrant:

ASSIGNMENT

(To be executed by the registered Holder to effect a transfer of the within Underwriter Warrant):

FOR VALUE RECEIVED, does hereby sell, assign and transfer unto the right to purchase Shares of Genenta Science S.p.A. (“Company”) evidenced by the within Underwriter Warrant and does hereby authorize the Company to transfer such right on the books of the Company.

Dated:

Signature

Signature Guaranteed

NOTICE: The signature to this form must correspond with the name as written upon the face of the within Underwriter Warrant in every particular without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank, other than a savings bank, or by a trust company or by a firm having membership on a registered national securities exchange.